Ford Electrified Vehicle Sales Up 74 Percent on Strong Sales of Mustang Mach-E and F-150 PowerBoost Hybrid; F-Series Up 9.2 Percent; Ford Bronco Sport Powers Ford Brand SUVs To Best Retail Start in 20 Years; Lincoln SUVs – Best Retail Start Since 2001

www.facebook.com/ford
www.twitter.com/Ford

First Quarter 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**521,334**	**277,233**	**216,899**	**27,202**
Total Sales vs. Q1 2020	1.0%	5.1%	14.3%	-56.7%
Retail Sales vs. Q1 2020	23.1%	27.6%	34.4%	-38.6%

HIGHLIGHTS

- **Ford's investment into electrified vehicles, along with trucks and SUVs, is paying off.** Electrified vehicles hit a new record sales start, trucks reported best retail start in 13 years, and SUVs posted best first quarter retail sales since 2001.
- **Driven largely by the fully electric Mustang Mach-E and F-150 PowerBoost Hybrid,** Ford's electrified vehicle sales increased 74.1 percent to a new record sales start, with 25,980 vehicles sold.
- **First quarter sales of the fully electric Mustang Mach-E totaled 6,614 vehicles,** with low days-to-turn of just 7 days.
- **F-150 PowerBoost Hybrid sales jumped 110 percent in March compared to February making March its best sales performance since launch.** Ford sold 7,176 F-150 PowerBoost Hybrids in the first quarter, with 3,949 sold in the month of March.
- **Ford's first-quarter retail sales were up 23.1 percent,** selling above both 2020 and 2019 first-quarter results. Retail truck and SUVs were up 87,883 over a year ago, fully offsetting the retail loss of 13,688 from the discontinuation of cars. **Combined retail trucks and SUV sales were up 30.8 percent** providing Ford with its best first-quarter performance since 2007.
- **F-Series had its best start in 15 years – retail sales up 24.5 percent.** Sales of America's best-selling truck, Ford F-Series, totaled 203,797 vehicles in the first quarter. Thanks to the all-new F-150 and F-150 PowerBoost, **F-Series retail share expanded an estimated 3 percentage points** in the full-size pickup segment.
- **Ford brand SUV retail sales up 37.0 percent – its best start since 2001, on strong new product introductions.** Both Bronco Sport and Mustang Mach-E totaled 29,970, with March representing the strongest sales month to date. Combined retail sales of Bronco Sport and Mustang Mach-E are up 38.3 percent over February, while Escape retail sales were up 49.9 percent.
- **Lincoln SUVs had their best retail sales start in 20 years.** Navigator retail sales up 26.6 percent, Corsair achieved new first-quarter sales record, with sales up 26.4 percent.

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

*"**Ford's retail sales exceeded 2020 and 2019 sales levels.** Our customers are really embracing our new electrified vehicle lineup. The all-new fully electric Mustang Mach-E and the F-150 PowerBoost Hybrid lifted Ford's overall electrified vehicle sales to a record start in the first quarter with sales up 74 percent over a year ago. Our all-new Bronco Sport posted record monthly sales in March and helped power Ford Brand SUVs to their best start in 20 years."*

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

To start the year, F-650/F-750 first-quarter sales were up 111 percent over last year. Commercial sales of Ranger were up 47 percent in the first quarter, while Ford also saw an increase in commercial sales of Super Duty. Super Duty commercial sales were up 5 percent over first quarter last year.



Ford Trucks

Sales of the first all-new F-150 PowerBoost Hybrid totaled 7,176 pickups in Q1, with March providing the trucks best performance to-date – up 110 percent compared to February. PowerBoost days-to-turn on dealer lots was just 14 days. Overall F-Series pickups were up 9.2 percent overall and 24.5 percent at retail.



Ford SUVs

Ford's Bronco Sport sales had their best performance to date in March with sales of 9,780 SUVs sold, bringing first-quarter sales to 23,356 vehicles while turning on dealer lots in just 13 days. Based on preliminary data, Bronco Sport is conquesting over 60 percent of its sales from outside of Ford. With the larger body-on-frame Bronco coming later this year, Ford has now converted over 125,000 of its early reservations to orders.



Ford Performance

With the fully electric Mustang Mach-E turning on dealer lots in just 7 days, first quarter sales totaled 6,614 vehicles. Nearly 70 percent of Mach-E buyers are from competitive brands. Sales of GT premium and High-performance Mustang Shelby GT350/GT500 were up 11.9 percent, as Mustang Mach 1 hits dealer lots.



Lincoln SUVs

Corsair and Navigator lift Lincoln SUV retail sales to their best start since 2001. Corsair produced a new record quarterly sales start for Lincoln in the small premium SUV segment with retail sales up 26.4 percent and total sales of 7,114 SUVs. The new Nautilus has just arrived at dealerships and has begun its first sales at the end of March to further enhance and provide additional momentum to the Lincoln lineup.